Exhibit 99.1

SS Innovations International Announces Q1 2024 Company Updates

Significant milestones achieved for SSi Mantra Made-in-India surgical robotic system

Fort Lauderdale, FL., April 22, 2024 - News Direct - SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making world class robotic surgery affordable and accessible to a global population, today announced its Q1 2024 Company updates.

As of March 31, 2024, SS Innovations has completed a total of 32 successful installations of the SSi Mantra Surgical Robotic System in medical facilities across India. In addition, four cardiac surgery programs have been launched utilizing the SSi Mantra for the full spectrum of robotic cardiac surgeries. For the quarter ended March 31, 2024, SS Innovations sold 8 SSi Mantra Surgical Robotic Systems and expects to report revenues of approximately US $7 million, which exceeds revenues reported for the entire year ended December 31, 2023. Of the 8 robotic systems sold in the first quarter of 2024, 3 were sold to large medical colleges in India, which also operate teaching hospitals. In addition, SS Innovations also installed a robotic system at the World Laparoscopy Hospital, which is a prominent Minimal Access Surgery Training Institute in India.

SS Innovations Founder and Chairman, Dr. Sudhir Srivastava, said, “We are very excited to announce that training on our Made-in-India SSi Mantra surgical robotic system is now being conducted at the World Laparoscopy Hospital in Gurugram, India. We believe that this affords the Company a highly visible platform to introduce the more than 1,000 doctors from all over the world, who visit this training institute annually, to our advanced surgical robotic system, the SSI Mantra, thereby potentially increasing adoption of our system in their respective countries.”

SS Innovations also announced that its flagship SSi Mantra Surgical Robotic System has successfully completed 1,000 surgeries, a significant milestone for the company. The SSI Mantra Surgical Robotic System has now been utilized in more than 60 different surgical procedures, including cardiothoracic, head and neck, gynecology, urology, and general surgeries in India.

SS Innovations Founder and Chairman, Dr. Sudhir Srivastava, further stated, “We are very excited to announce that our Made-in-India SSi Mantra Surgical Robotic System has now been used in more than 1,000 surgeries. This important milestone would not have been possible without the unwavering support of surgeons in India and around the world. “

About World Laparoscopy Hospital

World Laparoscopy Hospital is a world-class academic institute for Minimal Access Surgery, renowned globally for its excellence. The institute has been accredited by the National Accreditation Board for Hospitals and Healthcare Providers (NABH). It is a scientific, clinical, and educational center that strives to enhance the quality of care for patients undergoing Minimal Access Surgery by setting high standards of laparoscopic and robotic surgical education, as well as clinical practice. World Laparoscopy Hospital’s training institute has locations in Gurugram, India, the United Arab Emirates, and the United States of America. This institution complies with the guidelines established in the “Framework for Post-Residency Surgical Education and Training” and has been endorsed at the gold level by various international organizations, including WALS and ICRS. For more information, please visit: https://www.laparoscopyhospital.com

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 60 different types of surgical procedures. The Company has initiated the regulatory approval process in the United States and the EU, with approval anticipated in the second half of 2024 or 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

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PCG Advisory

Jeff Ramson

jramson@pcgadvisory.com